Exhibit 5.1

KPMG LLP

Consent of Independent Registered Accounting Firm

Ladies and Gentlemen:

We consent to the use of our audit report dated March 29, 2017 on the consolidated financial statements of Seabridge Gold Inc., which comprise the consolidated statements of financial position as at December 31, 2016 and December 31, 2015, the consolidated statements of operations and comprehensive loss, changes in shareholders’ equity and cash flows for each of the years then ended, and notes, comprising a summary of significant accounting policies and other explanatory information, which is incorporated by reference in this Registration Statement on Form F-10 of Seabridge Gold Inc..

We also consent to the reference to our firm under the heading “Auditors, Transfer Agent and Registrar” in the preliminary prospectus which forms part of such Registration Statement.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

March 29, 2017

Toronto, Canada